Exhibit 10.1
AGREEMENT REGARDING EMPLOYMENT
     This Agreement, dated as of this 2nd day of November, 2007, is between Brian J. Roney (“Roney”) and North Pointe Holdings Corporation, a Michigan corporation (“North Pointe”).
A.	Roney is an at will employee of North Pointe Financial Services, Inc., a wholly-owned subsidiary of North Pointe, serving as of the date hereof as its Chief Financial Officer.

B.	North Pointe is considering a possible sale of its business and wishes to assure Roney that, in the event of a sale of the business (defined herein as a Change of Control), Roney’s Base Salary (defined herein) will be guaranteed in the amount and for the time period described below.
     NOW THEREFORE, for valuable and sufficient consideration, the parties agree as follows:
1. Definitions:
     “Base Salary” means that amount of annual base salary that Roney received from North Pointe for the calendar year immediately preceding a Change of Control.
     “Change of Control” means the occurrence of any of the following events:
(a)	A third-party (including a group of persons or entities acting in concert) becomes the beneficial owner of that number of shares of North Pointe common stock which would constitute a majority of the total number of votes that may be cast for the election of North Pointe’s directors;

(b)	a cash tender or exchange offer, merger, consolidation or other business combination, or sale of assets, or any combination of the foregoing, that results in a change of more than fifty (50%) percent of the members of North Pointe’s Board of Directors immediately preceding such event; or

(c)	North Pointe merges into or consolidates with another entity, or is subject in any way to a transfer of substantially all of its assets, resulting in North Pointe’s assets, business or operations being controlled by a third party.
     “North Pointe” means North Pointe Holdings Corporation, and, as the context may require, North Pointe Financial Services, Inc., Roney’s current employer of record, including North Pointe’s subsidiaries and affiliates, and any successor to any of these entities following a Change of Control.
     “Triggering Event” means that there is a “Change of Control” and thereafter, within one hundred twenty (120) days following a Change of Control, Roney’s employment with North Pointe (or any successor in interest to North Pointe, including a parent of North Pointe) is terminated by either party for any reason other than Roney’s death. For purposes of this agreement Roney shall be deemed to be an employee of North Pointe if he continues as a paid consultant to North Pointe (or any successor in interest to North Pointe). The foregoing notwithstanding, such consultancy shall not be treated as “employment” if it is in connection with a transition to new ownership of North Pointe that terminates in one hundred twenty (120) days or less following a Change of Control.
2. Potential Change of Control Payment: Upon the occurrence of a Triggering Event, North Pointe agrees to pay Roney an amount equal to two (2) times the amount of his Base Salary (less deductions for FICA and income tax withholding).
3 Modifications: Any modifications to this Agreement shall be agreed to in writing, signed by both parties and attached to this Agreement.
4 Term of Agreement: Binding Effect. This agreement is not an employment contract and shall not affect Roney’s status as an at will employee; the forgoing notwithstanding, this agreement will remain in effect for three (3) years immediately following the date hereof provided that Roney remains an employee of North Pointe. The obligations hereunder shall be binding upon North Pointe, its successors and assigns.
5. Law. This Agreement shall be governed by the laws of the State of Michigan. In the event of any dispute among the parties, jurisdiction and venue shall rest exclusively with the Oakland County, Michigan Circuit Court.

NORTH POINTE HOLDINGS CORPORATION,
a Michigan corporation

By:	/s/ James G. Petcoff James G. Petcoff
Chairman and Chief Executive Officer

/s/ Brian J. Roney

Brian J. Roney

2